Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
FIRST QUARTER 2020 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Thursday, May 7, 2020) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced operational and financial results for the three months ended March 31, 2020 and declared a quarterly cash dividend of $0.24 per common share.

•Reported a net loss of $11.4 million, or $2.69 loss per diluted common share, on revenues of $353.5 million for the first quarter of 2020, compared to net earnings of $4.9 million, or $1.16 earnings per diluted common share, on revenues of $445.2 million for the first quarter of 2019.

•Incurred an inventory valuation loss of approximately $24.2 million during the first quarter of 2020 as a result of the dramatic decline in the market price of crude oil that began in early March, substantially due to decreased global demand and subsequent oversupply driven by the COVID-19 global pandemic.

•Reported net cash used in operating activities of $23.8 million for the first quarter of 2020, compared to net cash provided by operating activities of $21.0 million for the first quarter of 2019. The decrease was primarily driven by lower earnings as a result of inventory valuation losses recognized in the first quarter of 2020 and a decrease in accounts payable due to a reduction in the market price of crude oil.

•Grew adjusted net earnings to $7.7 million, or $1.81 per diluted common share, for the first quarter of 2020, compared to adjusted net earnings of $1.0 million, or $0.23 per diluted common share, for the first quarter of 2019.

•Increased adjusted cash flow by 81% to $8.9 million for the first quarter of 2020, from $4.9 million for the first quarter of 2019.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Additional Key Highlights for Q1 2020:

•Retained strong financial flexibility at March 31, 2020, with no short- or long-term debt and $87.4 million in cash and cash equivalents. Cash and cash equivalents were $113.0 million at December 31, 2019.

•Materially grew adjusted net earnings and adjusted cash flow from fourth quarter of 2019 levels of $0.9 million and $5.5 million, respectively.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed approximately 109,253 barrels per day (“bpd”) of crude oil during the first quarter of 2020, compared to 113,279 bpd during the first quarter of 2019 and 108,627 bpd during the fourth quarter of 2019. GulfMark held 494,812 barrels of crude oil inventory at March 31, 2020, compared to 426,397 barrels at December 31, 2019.

•The collective fleet of Adams’ transportation subsidiary, Service Transport Company (“Service Transport”), traveled approximately 5.240 million miles during the first quarter of 2020, compared to 5.075 million miles during the first quarter of 2019 and 4.668 million miles during the fourth quarter of 2019.

“Given the environment, we were pleased with our overall results for the first quarter of 2020,” said Kevin J. Roycraft, Adams’ Chief Executive Officer. “Like others in the industry, our crude oil inventory was financially impacted by the significant decrease in crude oil prices beginning in the second week of March driven by the failure of OPEC to collectively agree on production levels and the later dramatic decrease in global oil demand due to the emergence of the global COVID-19 pandemic. Despite this backdrop, we saw a steady stream of activity throughout the first quarter as our crude oil marketing and transportation businesses are deemed essential to U.S. infrastructure.”

“More specifically, GulfMark’s total crude oil volumes for the first quarter of 2020 increased slightly from the levels we saw in the fourth quarter of 2019. Looking at the second quarter, we have thus far seen a significant decline in crude oil volume levels as a number of our customers have curtailed production given the current price environment and related storage capacity constraints.”

“We were also pleased with Service Transport’s results for the first quarter of 2020. This included our team’s quick pivot from an environment of declining demand for chemical transport to the effective delivery of high-demand COVID-19 related products, including bleach, soap and disinfectant. We have seen this trend continue to date in the second quarter. As in the past, we will leverage our industry leading record of on-time and safe product delivery to best serve the requirements of the individuals and businesses in the communities in which we operate.”

Capital Investments and Dividends

During the first quarter of 2020, the Company spent approximately $2.2 million of capital for GulfMark’s purchase of tractors that had been committed in late 2019. In addition, Adams paid dividends of $1.0 million ($0.24 per common share).

Adams’ Board of Directors has declared a quarterly cash dividend for the first quarter of 2020 in the amount of $0.24 per common share, payable on June 19, 2020 to shareholders of record as of June 5, 2020. Adams’ has consistently paid a dividend since 1994, or more than 25 years.

Outlook

Mr. Roycraft concluded, “Clearly the overall environment remains fluid as the efforts of the U.S. and countries across the globe remain centered on curbing the spread of COVID-19. As such, while it is difficult to estimate the full effects of the outbreak on our financial results for the remainder of 2020, we believe our strong cash position will continue to serve us well. As in the past, we remain squarely focused on executing our long-term strategy of safely and prudently operating our businesses, driving further efficiencies and capitalizing on business development opportunities as appropriate.”

“Finally, I want to thank all of our employees for their continued hard work and dedication as we work closely with our contractors and partners to safely serve the needs of our customers. We appreciate the continued support of our shareholders and look forward to keeping everyone apprised of our progress as we navigate through this unprecedented period for the global community.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.

However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Marketing	$337,221	$429,761
Transportation	16,256	15,407
Total revenues	353,477	445,168

Costs and expenses:
Marketing	352,865	420,541
Transportation	13,185	13,101
General and administrative	2,894	2,684
Depreciation and amortization	4,473	3,589
Total costs and expenses	373,417	439,915

Operating (losses) earnings	(19,940)	5,253

Other income (expense):
Gain on dissolution of investment	—	498
Interest income	365	656
Interest expense	(150)	(65)
Total other income (expense), net	215	1,089

(Losses) Earnings before income taxes	(19,725)	6,342
Income tax benefit (provision)	8,298	(1,434)

Net (losses) earnings	$(11,427)	$4,908

(Losses) Earnings per share:
Basic net (losses) earnings per common share	$(2.70)	$1.16
Diluted net (losses) earnings per common share	$(2.69)	$1.16

Dividends per common share	$0.24	$0.22

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$87,398	$112,994
Restricted cash	8,827	9,261
Accounts receivable, net of allowance for doubtful accounts	52,941	94,534
Inventory	10,021	26,407
Derivative assets	545	—
Income tax receivable	14,495	2,569
Prepayments and other current assets	1,306	1,559
Total current assets	175,533	247,324

Property and equipment, net	65,381	69,046
Operating lease right-of-use assets, net	9,090	9,576
Intangible assets, net	1,465	1,597
Cash deposits and other assets	2,187	3,299
Total assets	$253,656	$330,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,245	$147,851
Accounts payable – related party	6	5
Derivative liabilities	526	—
Current portion of finance lease obligations	2,193	2,167
Current portion of operating lease liabilities	2,203	2,252
Other current liabilities	8,808	7,302
Total current liabilities	91,981	159,577
Other long-term liabilities:
Asset retirement obligations	1,585	1,573
Finance lease obligations	3,818	4,376
Operating lease liabilities	6,887	7,323
Deferred taxes and other liabilities	10,059	6,352
Total liabilities	114,330	179,201

Commitments and contingencies

Shareholders’ equity	139,326	151,641
Total liabilities and shareholders’ equity	$253,656	$330,842

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2020	2019
Operating activities:
Net (losses) earnings	$(11,427)	$4,908
Adjustments to reconcile net (losses) earnings to net cash
provided by (used in) operating activities:
Depreciation and amortization	4,473	3,589
Gains on sales of property	(140)	(178)
Provision for doubtful accounts	(24)	(32)
Stock-based compensation expense	134	123
Deferred income taxes	(2,689)	834
Net change in fair value contracts	(19)	19
Gain on dissolution of AREC	—	(498)
Changes in assets and liabilities:
Accounts receivable	41,617	(2,866)
Accounts receivable/payable, affiliates	1	(23)
Inventories	16,386	(6,458)
Income tax receivable	(5,530)	426
Prepayments and other current assets	253	(52)
Accounts payable	(68,384)	17,914
Accrued liabilities	1,506	2,432
Other	(3)	878
Net cash provided by (used in) operating activities	(23,846)	21,016

Investing activities:
Property and equipment additions	(2,212)	(8,351)
Proceeds from property sales	502	543
Proceeds from dissolution of AREC	—	923
Insurance and state collateral refunds	1,128	842
Net cash used in investing activities	(582)	(6,043)

Financing activities:
Principal repayments of finance lease obligations	(532)	(218)
Payment of contingent consideration liability	(54)	—
Dividends paid on common stock	(1,016)	(928)
Net cash used in financing activities	(1,602)	(1,146)

(Decrease) Increase in cash and cash equivalents, including restricted cash	(26,030)	13,827
Cash and cash equivalents, including restricted cash, at beginning of period	122,255	117,066
Cash and cash equivalents, including restricted cash, at end of period	$96,225	$130,893

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$(11,427)	$4,908
Add (subtract):
Income tax (benefit) provision	(8,298)	1,434
Depreciation and amortization	4,473	3,589
Gains on sales of property	(140)	(178)
Gain on dissolution of AREC	—	(498)
Stock-based compensation expense	134	123
Inventory liquidation gains	—	(4,462)
Inventory valuation losses	24,215	—
Net change in fair value contracts	(19)	19
Adjusted cash flow	$8,938	$4,935

	Three Months Ended
	March 31,
	2020	2019
Adjusted net earnings and earnings per common share (Non-GAAP):
Net (losses) earnings	$(11,427)	$4,908
Add (subtract):
Gain on dissolution of AREC	—	(498)
Gains on sales of property	(140)	(178)
Stock-based compensation expense	134	123
Net change in fair value contracts	(19)	19
Inventory liquidation gains	—	(4,462)
Inventory valuation losses	24,215	—
Tax effect of adjustments to earnings	(5,080)	1,049
Adjusted net earnings	$7,683	$961

Adjusted earnings per common share	$1.81	$0.23

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended
	March 31,
	2020	2019
Reconciliation of Adjusted Cash Flow to Net Cash Provided by (Used in) Operating Activities:
Net cash provided by (used in) operating activities	$(23,846)	$21,016
Add (subtract):
Income tax (benefit) provision	(8,298)	1,434
Deferred income taxes	2,689	(834)
Provision for doubtful accounts	24	32
Inventory liquidation gains	—	(4,462)
Inventory valuation losses	24,215	—
Changes in assets and liabilities	14,154	(12,251)
Adjusted cash flow	$8,938	$4,935

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